Exhibit 3

NOMINEE AGREEMENT

This Nominee Agreement (this “Agreement”) is made this 27th day of August 2026, by and among Stilwell Activist Investments, L.P., Stilwell Activist Fund, L.P., and Stilwell Partners, L.P. (collectively, the “Stilwell Funds”), their General Partner, Stilwell Value LLC (“Stilwell Value” and together with the Stilwell Funds, “The Stilwell Group”), having their principal places of business at 111 Broadway, 12th Floor, New York, NY 10006, and Corissa B. Porcelli, an individual with a principal business address of 111 Broadway, 12th Floor, New York, NY 10006 (“Nominee”).

WHEREAS, The Stilwell Group and its affiliates are the beneficial owners of shares of common stock (“Common Stock”) of Catalyst Bancorp, Inc. (“CLST” or the “Company”), may solicit proxies to elect one nominee to CLST’s Board of Directors (the “Board”) at the 2027 annual meeting of shareholders of CLST (the “Meeting”), and wish to nominate Nominee, including as an alternate nominee, for election to the Board at the Meeting; and

WHEREAS, Nominee desires and agrees to be nominated for and as applicable, to sit on the Board if elected at the Meeting for a term to expire at the 2030 annual meeting of shareholders and until her respective successor is duly elected and qualified.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Nominee hereby agrees to have her name placed in nomination by The Stilwell Group as its nominee, including as an alternate nominee, for election to the Board, and for that purpose, understands and agrees that The Stilwell Group may solicit proxies from shareholders to cause Nominee to be elected. Simultaneously with the execution of this Agreement, Nominee shall deliver her written consent to The Stilwell Group to be named as a nominee of The Stilwell Group, including as an alternate nominee, in any proxy statement relating to the Meeting and as applicable, to serve as a director of CLST if elected, a copy of which is attached hereto as Exhibit A. Nominee understands that she shall initially serve as an alternate nominee of The Stilwell Group and may become the actual nominee of The Stilwell Group if the actual nominee is unable to stand for election.

2.       Nominee hereby represents and warrants to The Stilwell Group that she has executed and delivered to The Stilwell Group a Confidential Director Questionnaire and hereby certifies that the contents thereof are true and correct and that she will promptly notify The Stilwell Group of any change in such contents.

3.       Nominee hereby represents and warrants to The Stilwell Group that she will not, without The Stilwell Group’s prior written consent, acquire, directly or indirectly, any CLST securities, whether beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or of record, or effect any sale or disposition of any CLST securities, from the date hereof until the conclusion of the Meeting and that she has notified all business partners, associates, family members and other entities or individuals with which she might share such beneficial ownership of CLST securities that no CLST securities may be purchased or sold during such time; provided, further, that so long as this Agreement is in effect, Nominee agrees to provide The Stilwell Group advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of CLST which has, or would have, direct or indirect beneficial ownership so that The Stilwell Group has an opportunity to review the potential implications of any such transaction in the securities of CLST and pre-clear any such potential transaction in the securities of CLST by Nominee. Nominee further agrees that so long as this Agreement is in effect, Nominee shall provide written notice to The Stilwell Group of (i) any purchases or sales of securities of CLST; and (ii) any securities of CLST over which she acquires or disposes of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

4.       The Stilwell Group agrees to reimburse all of Nominee’s actual out-of-pocket expenses incurred in connection with the nomination process until the conclusion of the Meeting, including postage and travel expenses.

5.       Nominee and The Stilwell Group agree that in the event Nominee is elected as a director of CLST, nothing in this Agreement shall be construed as affecting Nominee’s ability to act independently with respect to her responsibilities and decisions as a director, which shall be governed by applicable law and subject to Nominee’s fiduciary duty to the shareholders of the Company.

6.       The Stilwell Group hereby indemnifies and holds Nominee harmless for all damages and expenses incurred in connection with agreeing to have her name placed in nomination and as applicable, to have proxies solicited in order to elect her to the Board (the “Solicitation”); provided, however, that Nominee will not be entitled to indemnification for claims arising from her gross negligence, willful misconduct, intentional and material violations of law, criminal actions or material breach of the terms of this Agreement; provided further, that upon her becoming a director of CLST, as applicable, this indemnification shall not apply to any claims made against her in her capacity as a director of CLST. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by Nominee, directly or indirectly, as a result of or arising from the Solicitation and any related transactions (each, a “Loss”). In the event of a claim against Nominee or the occurrence of a Loss, Nominee shall give The Stilwell Group notice thereof no later than ten (10) days after Nominee has knowledge of such claim or Loss (provided that failure to promptly notify The Stilwell Group shall not relieve it from any liability which it may have on account of this Section 6, except to the extent it shall have been materially prejudiced by such failure). The Stilwell Group retains the sole right to select and retain counsel for Nominee and shall reimburse Nominee for all Losses suffered as provided herein.

7.       The obligations of The Stilwell Group under this Agreement are contingent upon The Stilwell Group’s determination, in its sole discretion, after final completion of a due diligence review of Nominee’s background, that Nominee is a suitable candidate for the Board.

8.       Nominee understands that this Agreement may be publicly disclosed by The Stilwell Group.

9.       The term of this Agreement shall commence on the date hereof and shall remain in effect until the earliest to occur of (i) the Company’s appointment or nomination of Nominee for election as a director of the Company, (ii) the date of any agreement with the Company in furtherance of Nominee’s nomination or appointment as a director of the Company, (iii) The Stilwell Group’s withdrawal of Nominee’s nomination for election as a director of the Company, and (iv) the conclusion of the Meeting.

/s/ Megan Parisi
Megan Parisi, on behalf of The Stilwell Group

/s/ Corissa B. Porcelli
Corissa B. Porcelli, Nominee

EXHIBIT A

CONSENT OF PROPOSED NOMINEE

I, Corissa B. Porcelli, hereby consent to be named and described as a nominee of Stilwell Activist Investments, L.P. (together with certain of its affiliates, “The Stilwell Group”), including as an alternate nominee, for election as a director of Catalyst Bancorp, Inc. (“CLST”) at CLST’s 2027 annual meeting of shareholders (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”) in (i) any proxy statement relating to the Meeting and (ii) any other proxy materials, written materials (whether private or public) and public filings of The Stilwell Group relating to the Meeting, my nomination or otherwise to be used in connection with The Stilwell Group’s solicitation of proxies from the shareholders of CLST, and as applicable, I hereby consent and agree to serve as a director of CLST if elected at the Meeting.

/s/ Corissa B. Porcelli
Corissa B. Porcelli

Dated:	August 27, 2026